STOCK PURCHASE AGREEMENT

           THIS STOCK PURCHASE AGREEMENT (this "Agreement") dated this 14th day of September, 2007, by and among Palisade Concentrated Equity Partnership, L.P., a Delaware limited partnership with principal offices at One Bridge Plaza, Suite 695, Fort Lee, New Jersey 07024 ("Seller"), UMH Properties, Inc., a Maryland corporation and a corporation registered under the Investment Company Act of 1940, as amended, with principal offices located at 3499 Route 9 North, Suite 3-C, Juniper Business Plaza, Freehold, New Jersey 07728 ("Buyer") and Monmouth Real Estate Investment Corp., a Maryland corporation , with principal offices located at 3499 Route 9 North, Suite 3-C, Juniper Business Plaza, Freehold, New Jersey 07728 ("MREIC").

           WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, upon the terms and subject to the conditions of this Agreement, one million (1,000,000) shares of the common stock of MREIC, par value $.01 per share (the "Purchased Shares"), for the Purchase Price (as hereinafter defined).

           NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

           1.     PURCHASE AND SALE OF COMMON STOCK

                (a)      Transaction. Buyer hereby purchases from Seller, and the Seller hereby sells to Buyer, the Purchased Shares.

                (b)      Purchase Price; Form of Payment. The purchase price for the Purchased Shares is Eight Million Five Hundred Thousand Dollars ($8,500,000) (the "Purchase Price").

                (c)      Closing. The closing of the purchase of the Purchased Shares shall occur on or before September 12, 2007. Delivery shall be conditional on the receipt of a federal wire transfer of the Purchase Price to the designated account of the Seller.

           2.     BUYER'S REPRESENTATIONS AND WARRANTIES Buyer represents and warrants to the Seller as follows:

                (a)      Buyer is purchasing the Purchased Shares for its own account, for investment purposes only and not with a view towards, or in connection with, the public sale or distribution thereof in violation of the Securities Act of 1933, as amended (the "Securities Act").

                (b)      Buyer is (i) an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act; (ii) experienced in making investments of the kind contemplated by this Agreement; (iii) capable, by reason of its business and financial experience, of evaluating the relative merits and risks of an investment in the Purchased Shares; and (iv) able to afford the loss of its investment in the Purchased Shares.

                (c)      Buyer understands that the Purchased Shares have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission.

                (d)      This Agreement has been duly and validly authorized, executed and delivered by Buyer and is a valid and binding agreement of Buyer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally.

           3.     SELLER'S REPRESENTATIONS AND WARRANTIES

           Seller represents and warrants to Buyer as follows:

                (a)     Seller has good, valid and marketable title to the Purchased Shares free of all liens, claims and encumbrances.

                (b)      This Agreement has been duly and validly authorized, executed and delivered by Seller and is a valid and binding agreement of Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally.

           4.     MREIC'S REPRESENTATIONS AND WARRANTIES

           MREIC represents and warrants to Seller that as of the date of this Agreement it is not in discussions or negotiations with any party to enter into any type of corporate transaction including without limitation, any purchase of securities of MREIC, sale of securities by MREIC, sale of assets, merger, liquidation, dissolution or other transaction which would value MREIC or entitle it or its shareholders to receive the equivalent of more than $8.50 per share. MREIC also represents and warrants that it knows of no shareholder who is selling its shares for more than $8.50 per share.

           5.     CERTAIN COVENANTS AND ACKNOWLEDGMENTS

                (a)      Other Documents. Simultaneously with the execution and delivery of this Agreement, Buyer and Seller each shall have received such additional documents, certificates and other deliveries, as it or its legal counsel may reasonably request and as are customary to effect a closing of the matters herein contemplated.

                (b)      Further Action. Each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

           6.     SURVIVAL

          The representations, warranties and covenants made by each of the Seller, Buyer and MREIC in this Agreement and in each instrument, agreement and certificate entered into and delivered by them pursuant to this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of two (2) years from the date of this Agreement.

           7.     GOVERNING LAW

          This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey, without regard to the conflict of law principles of such state.

           8.     SUBMISSION TO JURISDICTION

          Each of the parties hereto consents to the exclusive jurisdiction of the federal courts for the District of New Jersey or the state courts of the State of New Jersey in connection with any dispute arising under this Agreement. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum or improper venue to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile. Each party hereto irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such courts by the mailing of copies of such process by certified or registered airmail at its address set forth above. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

           9.     WAIVER OF JURY TRIAL

          TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER DOCUMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. EACH PARTY HERETO I) CERTIFIES THAT NEITHER OF THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

           10.     COUNTERPARTS; EXECUTION

          This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto.

           11.     HEADINGS

          The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

           12.     SEVERABILITY

          In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

           13.     ENTIRE AGREEMENT; REMEDIES, AMENDMENTS AND WAIVERS

          This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

           14.     ASSIGNMENT

          This Agreement shall not be assignable by either of the parties hereto without the prior written consent of the other party, and any attempted assignment contrary to the provisions hereby shall be null and void.

           15.     EXPENSES

          All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

[Signature Page Follows]

           IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement on the date first above written.

PALISADE CONCENTRATED EQUITY PARTNERSHIP, L.P.

By: Palisade Concentrated Holdings, LLC,
     its General Partner

By:  /s/ Steven E. Berman
Name: Steven E. Berman
Title: Authorized Person

UMH PROPERTIES, INC.

By:  /s/ Samuel Landy
Name: Samuel Landy
Title: President

MONMOUTH REAL ESTATE INVESTMENT CORP.

By:  /s/ Eugene Landy
Name: Eugene Landy
Title: President

ACKNOWLEDGMENT

           ACKNOWLEDGMENT dated this 14th day of September, 2007, made by Monmouth Real Estate Investment Corp., a Maryland corporation, with principal offices located at 3499 Route 9 North, Suite 3-C, Juniper Business Plaza, Freehold, New Jersey 07728 ("MREIC") to Palisade Concentrated Equity Partnership, L.P., a Delaware limited partnership with principal offices at One Bridge Plaza, Suite 695, Fort Lee, New Jersey 07024 ("Seller").

           WHEREAS, MREIC, Seller and UMH Properties, Inc., a Maryland corporation ("UMH"), are parties to a stock purchase agreement dated as of the date hereof pursuant to which Seller is selling to UMH one million (1,000,000) shares of MREIC common stock.

           1.      As of the date of this Acknowledgement, MREIC has made no decision regarding the combination of UMH and MREIC. However, MREIC management has considered and discussed this topic in the past, and MREIC reserves the right to enter into such a combination in the future.

           2.      As of the date of this Acknowledgement, MREIC is not in discussions or negotiations with any party regarding a corporate sale or merger. However, management does meet from time to time with other parties who may at some point express an interest in pursuing such a transaction. MREIC reserves the right to enter into discussions regarding such a transaction in the future.

           IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Acknowledgment on the date first above written.

MONMOUTH REAL ESTATE INVESTMENT CORP.

By:  /s/ Eugene Landy
Name: Eugene Landy
Title: President

PALISADE CONCENTRATED EQUITY PARTNERSHIP, L.P.

By: Palisade Concentrated Holdings, LLC,
     its General Partner

By:  /s/ Steven E. Berman
Name: Steven E. Berman
Title: Authorized Person